SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Vodafone Group Plc

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	None

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Vodafone House, The Connection,
Newbury, Berkshire, England	RG14 2FN

(Address of Principal Executive Office)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	No. 333-10762

(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which each
to be so registered	class is to be registered

4.625% Notes due 2018	The New York Stock Exchange

     Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

SIGNATURE
EXHIBIT INDEX

INFORMATION REQUIRED IN REGISTRATION STATEMENT

     The Registrant has filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933 a prospectus supplement dated June 19, 2003 (the “Prospectus Supplement”) to a prospectus dated November 30, 2000, (the “Prospectus”) relating to its 4.625% Notes due 2018 to be registered hereunder included in the Registrant’s Post-Effective Amendment No. 1 to a Registration Statement on Form F-3 (File No. 333-10762) declared effective by the Commission on November 30, 2000. The Registrant incorporates by reference the Prospectus Supplement and the Prospectus to the extent set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

     Reference is made to the information set forth under the headings “Description of Notes” and “Taxation” in the Prospectus Supplement and under “Description of Debt Securities We May Offer” and “Certain U.S. Federal and U.K. Tax Considerations” in the Prospectus, which information is incorporated herein by reference.

Item 2. Exhibits.

     The 4.625% Notes due 2018 are expected to be listed on the New York Stock Exchange (the “NYSE”), the exchange on which other securities of the Registrant are currently registered. Accordingly, copies of the following exhibits shall be filed with each copy of this Registration Statement filed with the Commission or with the NYSE, subject to Rule 12b-32 regarding the incorporation of exhibits by reference.

     Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement:

1.1	Indenture, dated as of February 10, 2000, between Vodafone Group Plc and Citibank, N.A., as Trustee, including forms of debt securities (incorporated by reference to Exhibit 4(a) filed in the Registrant’s Post-Effective Amendment No.1 to its Registration Statement on Form F-3 (File No. 333-10762) declared effective by the SEC on November 30, 2000).

1.2	Officer’s Certificate of the Registrant pursuant to Section 301 of the Indenture, dated June 26, 2003, setting forth the terms of the 4.625% Notes due 2018.

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SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Vodafone Group Plc (Registrant)

Date: June 26, 2003	By:	/s/ Neil Garrod

Name: Neil Garrod Title: Deputy Group Treasurer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Indenture, dated as of February 10, 2000, between Vodafone Group Plc and Citibank, N.A., as Trustee, including forms of debt securities (incorporated by reference to Exhibit 4(a) filed in the Registrant’s Post-Effective Amendment No.1 to its Registration Statement on Form F-3 (File No. 333-10762) declared effective by the SEC on November 30, 2000).

1.2	Officer’s Certificate of the Registrant pursuant to Section 301 of the Indenture, dated June 26, 2003, setting forth the terms of the 4.625% Notes due 2018.

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Exhibit 1.2

Vodafone Group Plc

U.S. $500,000,000
4.625% Notes due 2018

I, Neil Garrod, Deputy Group Treasurer of Vodafone Group Plc (the “Company”), pursuant to resolutions duly adopted by the Board of Directors of the Company on February 18, 2003 whereby, inter alia, certain officers of the Company were authorised to approve on behalf of the Company those terms of the issue of U.S.$500,000,000 aggregate principal amount of its 4.625% Notes due 2018 (the “Securities”) issued by the Company, and resolutions of such officers duly adopted on June 19, 2003, HEREBY APPROVE AND CONFIRM the following such terms:

Title of Securities:	4.625% Notes due 2018

Issue Price:	99.258%

Issue Date:	June 26, 2003

Principal Amount of Securities:	U.S.$500,000,000

Form of Securities:	The Securities will be issued in fully registered form and will be represented by a Global Security which will be registered in the name of The Depository Trust Company’s nominee, Cede & Co., and executed and delivered in substantially the form attached hereto as Exhibit A.

Maturity:	July 15, 2018

Interest Rate:	4.625%

Place of Payment, Paying Agent:	Citibank, N.A. Corporate Agency & Trust 111 Wall Street 14th Floor New York, NY 10043

Notices and Demands to Company:	Vodafone Group Plc Vodafone House The Connection Newbury Berkshire RG14 2FN, England

Or

CT Corporation System 111 8th Avenue 13th Floor New York, NY 10011

Redemption Provisions:	Optional, in whole or in part, at the option of the Company, at any time in accordance with the redemption provisions set out in the form of the note attached hereto as Exhibit A.

Further Issuances	The Company may, at its option, at any time and without the consent of the then existing holders of the Securities issue additional notes in one or more transactions subsequent to the date hereof with terms (other than the issuance date, issue price and, possibly, the first interest payment date) identical to the Securities. These additional notes will be deemed to be part of the same series as the Securities and will provide the holders of these additional notes the right to vote together with holders of the Securities.

Other Terms of the Securities:	The other terms of the Securities shall be substantially as set forth in the Indenture, dated February 10, 2000, the Base Prospectus, dated November 30, 2000 (the “Base Prospectus”) and the Prospectus Supplement, dated June 19, 2003 (the “Prospectus Supplement”) relating to the Securities and the form of the note attached hereto as Exhibit A.

Dated: June 26, 2003

/s/ Neil Garrod

Name: Neil Garrod Title: Deputy Group Treasurer